Exhibit 4.4

THIRD AMENDMENT TO THE

BIGBAND NETWORKS, INC.

2007 EQUITY INCENTIVE PLAN

WHEREAS, ARRIS Group, Inc. (the “Company”) now maintains the former BigBand Networks, Inc. 2007 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Plan permits the Company to grant selected participants equity-based awards in the Company’s outstanding common stock; and

WHEREAS, the Company now desires to further amend the Plan pursuant to Section 18(a) thereof as set forth below.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 11, 2012 (the “Effective Date”), for awards made pursuant to the Plan on or after such date, as follows:

1.	The caption of Section 2(m) of the Plan is amended to read as follows: “Disabled” or “Disability.”

2.	The second paragraph of Section 6(d)(i) of the Plan is amended to read as follows:

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company shall issue or cause to be issued a certificate or certificates for the Shares as to which an Option has been exercised, registered in the name of the person exercising the Option (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). The Company may also deliver such shares electronically to a brokerage account set up in such person’s name and capable of receiving such shares on his behalf. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

3.	Section 7(b) of the Plan (as amended by the Second Amendment) is amended further to read as follows:

Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company shall retain custody of stock certificates evidencing the Shares of Restricted Stock.

4.	Section 7(e) of the Plan (as amended by the Second Amendment) is amended further to read as follows:

Within ten (10) days after Shares of Restricted Stock become transferable and nonforfeitable, the Company will deliver to the Participant the stock certificates evidencing the Shares of Restricted Stock that have become transferable and nonforfeitable or will make the Shares available to Participant through depositing the Shares in a Company sponsored brokerage account or other account selected by the Company and accessible by the Participant. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

5.	Section 7(g) of the Plan is deleted in its entirety with subsequent provisions to be renumbered accordingly, and the caption to 7(f) is amended to read “Shareholder Rights.”

6.	Section 8(d) of the Plan is amended to read as follows:

Within ten (10) days after the Restricted Stock Units convert into Shares, the Company will deliver to the Participant the stock certificates evidencing the Shares or will make the Shares available to the Participant through depositing the Shares in a Company sponsored brokerage account or other account selected by the Company and accessible by the Participant. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

7.	A new Section 23 of the Plan is inserted to read as follows:

23. Recoupment. Awards under the Plan shall be subject to any recoupment or clawback policy of the Company in effect on the date of award as well as any applicable law or regulation providing for recoupment or clawback.

8.	Awards granted prior to the Effective Date continue to be governed by the terms of the Plan as in effect prior to the Effective Date. The terms of this amendment apply to Awards made pursuant to the Plan on or after the Effective Date.

9.	Except as set forth above, the remaining terms of the Plan shall be as before the date of this amendment.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer on this 29th day of February, 2012.

ARRIS GROUP, INC.

By:	/s/ Lawrence A. Margolis
Lawrence A. Margolis EVP, Planning, Administration & Chief Counsel